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FOR IMMEDIATE RELEASE	Dennard-Lascar Associates
Rick Black / Ken Dennard
Investor Relations
713-529-6600

Luby’s Reports Third Quarter Fiscal 2018 Results

HOUSTON, TX - July 16, 2018 - Luby’s, Inc. (NYSE: LUB) (“Luby’s”) today announced unaudited financial results for its twelve-week third quarter fiscal 2018, which ended on June 6, 2018. Comparisons in this earnings release for the third quarter fiscal 2018 are referred to as “third quarter.”

Third Quarter Key Metrics
(comparisons to third quarter fiscal 2017)

•	Total sales were $86.0 million, a decrease of 3.1%

•	Same-store sales decreased 0.9%

•	Culinary Contract Services sales increased $2.1 million

•	Loss from continuing operations of $14.1 million in the third quarter compared to loss from continuing operations of $0.4 million in the third quarter fiscal 2017

•	Adjusted EBITDA decreased $5.6 million (see non-GAAP reconciliation below)

Chris Pappas, President and CEO, commented, "We are disappointed with our third quarter financial results. While we have been intensely focused on delivering superior service, excellent food quality, and variety at compelling values, all contributing to positive same-store sales at our Luby's Cafeterias brand, our overall cost increases have exceeded our ability to grow restaurant sales quickly enough. However, our iconic restaurant brands remain well positioned for the long-term to enhance our financial performance.

"At this juncture, it is necessary for us to critically evaluate again each of our locations to determine which are best positioned for future investment and growth. We previously announced plans to sell 14 properties which are expected to generate $25 million in proceeds. We are committed to these property sales and plan to accelerate and expand upon this asset sales program with up to an additional $20 million in asset sales; the proceeds from this program will be used to reduce our debt. As of today, we completed the sale of one location, have an additional two under contract, and offers on more properties.

"As we execute on this expanded asset sales program, we are also pursuing a refinancing of our debt under a new credit facility. We have engaged Cowen to assist us in this refinancing effort. We believe positioning our company to have lower debt, improved same-store sales, and a lower overall cost structure will enhance our financial performance as we move forward.”

Same-Store Sales Year-Over-Year Comparison

	Q1 2018(3)	Q2 2018(3)	Q3 2018(3)	YTD 2018
Luby's Cafeterias	1.5%	(1.8)%	2.4%	0.8%
Fuddruckers	0.6%	(6.4)%	(5.8)%	(3.6)%
Combo locations (1)	1.3%	(5.4)%	(3.3)%	(2.1)%
Cheeseburger in Paradise	(10.5)%	(13.9)%	(11.7)%	(11.8)%
Total same-store sales (2)	0.8%	(3.7)%	(0.9)%	(1.0)%

(1)	Combo locations consist of a side-by-side Luby’s Cafeteria and Fuddruckers Restaurant at one property location.

(2)
Luby’s includes a restaurant’s sales results into the same-store sales calculation in the quarter after that store has been open for six complete consecutive quarters. In the third quarter, there were 80 Luby’s Cafeterias locations, 59 Fuddruckers locations, all six Combo locations, and all seven Cheeseburger in Paradise locations that met the definition of same-stores.

(3)	Q1 2018, Q2 2018, Q3 2018 same-store sales reflect the change in restaurant sales for the locations included in the same-store grouping for each of the comparable periods.

Third Quarter Restaurant Sales:
($ thousands)

Restaurant Brand	Q3 2018	Q3 2017	Change ($)	Change (%)
Luby’s Cafeterias	$49,067	$49,746	$(679)	(1.4)%
Fuddruckers	20,622	23,713	(3,091)	(13.0)%
Combo locations	4,821	4,988	(167)	(3.3)%
Cheeseburger in Paradise	3,293	4,147	(854)	(20.6)%
Total Restaurant Sales	$77,803	$82,594	$(4,791)	(5.8)%

•
Luby’s Cafeterias sales decreased $0.7 million versus the third quarter fiscal 2017, due to the closure of four locations over the prior year partially offset by a 2.4% increase in Luby’s same-store sales. The 2.4% increase in same-store sales was the result of a 9.7% increase in average spend per guest, partially offset by a 6.6% decrease in guest traffic.

•
Fuddruckers sales at company-owned restaurants decreased $3.1 million versus the third quarter fiscal 2017, due to five restaurant closings and a 5.8% decrease in same-store sales. The 5.8% decrease in same-store sales was the result of a 9.6% decrease in guest traffic, partially offset by a 4.2% increase in average spend per guest.

•	Combo location sales decreased $0.2 million, or 3.3%, versus third quarter fiscal 2017.

•
Cheeseburger in Paradise sales decreased $0.9 million. The closure of one location earlier in fiscal 2018 reduced sales by $0.4 million and declines in sales at the remaining seven locations reduced sales by $0.5 million.

•
Loss from continuing operations was $14.1 million, or a loss of $0.47 per diluted share, compared to a loss of $0.4 million, or a loss of $0.01 per diluted share, in the third quarter fiscal 2017. Excluding special non-cash items, loss from continuing operations was $4.0 million, or a loss of $0.13 per diluted share, in the third quarter compared to a loss of $0.1 million, or $0.00 per diluted share, in the third quarter fiscal 2017. Loss from continuing operations, excluding special items, is a non-GAAP measure, and reconciliation to loss from continuing operations is presented on page 10 of this release.

•
Store level profit, defined as restaurant sales plus vending revenue less cost of food, payroll and related costs, other operating expenses, and occupancy costs, was $6.6 million, or 8.5% of restaurant sales, in the third quarter compared to $11.6 million, or 14.0% of restaurant sales, during the third quarter fiscal 2017. The decline in store-level profit was primarily the result of expense increases in each of our major cost categories that exceeded our ability to grow restaurant sales quickly enough through menu pricing and increased guest visits. Food costs increased as a percentage of restaurant sales due to higher commodity pricing and change in mix of offerings. Labor costs increased as hourly wage rate increases accelerated and greater hours were deployed into our restaurants to maintain high levels of guest service. Within our other operating costs, repairs and maintenance continued to be at an elevated level as necessary to keep appealing restaurant appearances and all equipment functioning efficiently. Store level profit is a non-GAAP measure, and reconciliation to loss from continuing operations is presented after the financial statements.

•
Culinary Contract Services revenues increased by $2.1 million to $6.6 million with 25 operating locations during the third quarter. New Culinary Contract Services locations contributed approximately $2.6 million (primarily driven by the addition of one higher sales volume location) in revenue which was partially offset by a $0.4 million decrease in revenue from locations that ceased operations and an approximate $0.1 million decrease in revenue at locations continually operated over the prior full year. Culinary Contract Services profit margin increased to 8.1% of Culinary Contract Services sales in the third quarter compared to 7.1% in the third quarter fiscal 2017.

•
Franchise revenue decreased $33 thousand, or 2.2%, in the third quarter compared to the third quarter fiscal 2017. The decrease is due to a decrease in franchise royalty income, primarily related to a net decrease of four operating franchise locations compared to the prior year. In the third quarter, one franchise location closed in the Dominican Republic.

Balance Sheet and Capital Expenditures

We ended the third quarter with a debt balance outstanding of $44.2 million (less deferred financing costs of $0.1 million), an increase from $31.0 million (less deferred financing costs of $0.3 million) at the end of fiscal 2017. During the third quarter, our capital expenditures increased to $3.7 million compared to $2.2 million in the third quarter fiscal 2017. At the end of the third quarter, we had $1.5 million in cash and $114.0 million in total shareholders’ equity.

Restaurant Counts:

	August 30, 2017	FY18 YTDQ3 Openings	FY18 YTDQ3 Closings	June 6, 2018
Luby’s Cafeterias(1)	88	—	(2)	86
Fuddruckers Restaurants(1)	71	—	(4)	67
Cheeseburger in Paradise	8	—	(1)	7
Total	167	—	(7)	160

(1)	Includes 6 restaurants that are part of Combo locations

Conference Call

Luby’s will host a conference call on July 16, 2018 at 10:00 a.m. Central Time to discuss further its third quarter fiscal 2018 results. To access the call live, dial (412) 902-0030 and use the access code 13681017#
at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubysinc.com. For those who cannot listen to the live call, a telephonic replay will be available through July 23, 2018 and may be accessed by calling (201) 612-7415 and using the access code 13681017#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby’s

Luby’s, Inc. (NYSE: LUB) operates 160 restaurants nationally as of June 6, 2018: 86 Luby’s Cafeterias, 67 Fuddruckers, seven Cheeseburger in Paradise restaurants. Luby's is the franchisor for 109 Fuddruckers franchise locations across the United States (including Puerto Rico), Canada, Mexico, the Dominican Republic, Panama, and Colombia. Additionally, a licensee operates 36 restaurants with the exclusive right to use the Fuddruckers proprietary marks, trade dress, and system in certain countries in the Middle East. The Company does not receive revenue or royalties from these Middle East restaurants. Luby's Culinary Contract Services provides food service management to 25 sites consisting of healthcare, corporate dining locations, and sports stadiums.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements under the caption “Outlook” and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions.

Luby’s cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of Luby’s. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause Luby’s actual results to differ materially from the expectations Luby’s describes in such forward-looking statements: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of Luby’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in Luby’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

Luby’s, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share data)

	Quarter Ended		Three Quarters Ended
	June 6, 2018	June 7, 2017	June 6, 2018	June 7, 2017
	(12 weeks)	(12 weeks)	(40 weeks)	(40 weeks)
SALES:
Restaurant sales	$77,803	$82,594	$256,737	$271,741
Culinary contract services	6,639	4,515	19,413	12,117
Franchise revenue	1,444	1,477	4,732	5,167
Vending revenue	118	133	412	417
TOTAL SALES	86,004	88,719	281,294	289,442
COSTS AND EXPENSES:
Cost of food	22,255	22,922	73,190	76,353
Payroll and related costs	29,392	29,519	96,032	97,486
Other operating expenses	15,023	13,796	48,881	47,207
Occupancy costs	4,609	4,923	15,577	16,720
Opening costs	85	134	490	431
Cost of culinary contract services	6,104	4,194	18,113	10,966
Cost of franchise operations	341	361	1,198	1,378
Depreciation and amortization	4,050	4,639	13,402	15,977
Selling, general and administrative expenses	8,507	6,764	29,219	29,531
Provision for asset impairments and restaurant closings	4,464	869	6,716	7,120
Net loss (gain) on disposition of property and equipment	154	(195)	172	219
Total costs and expenses	94,984	87,926	302,990	303,388
INCOME (LOSS) FROM OPERATIONS	(8,980)	793	(21,696)	(13,946)
Interest income	1	3	12	5
Interest expense	(1,042)	(569)	(2,235)	(1,898)
Other income (expense), net	9	(173)	317	(312)
Income (loss) before income taxes and discontinued operations	(10,012)	54	(23,602)	(16,151)
Provision for income taxes	4,121	431	7,494	2,576
Loss from continuing operations	(14,133)	(377)	(31,096)	(18,727)
Loss from discontinued operations, net of income taxes	(463)	(19)	(608)	(434)
NET LOSS	$(14,596)	$(396)	$(31,704)	$(19,161)
Loss per share from continuing operations:
Basic	$(0.47)	$(0.01)	$(1.04)	$(0.64)
Assuming dilution	$(0.47)	$(0.01)	$(1.04)	$(0.64)
Loss per share from discontinued operations:
Basic	$(0.02)	$(0.00)	$(0.02)	$(0.01)
Assuming dilution	$(0.02)	$(0.00)	$(0.02)	$(0.01)
Net loss per share:
Basic	$(0.49)	$(0.01)	$(1.06)	$(0.65)
Assuming dilution	$(0.49)	$(0.01)	$(1.06)	$(0.65)
Weighted average shares outstanding:
Basic	30,005	29,536	29,863	29,453
Assuming dilution	30,005	29,536	29,863	29,453

The following table contains information derived from the Company’s Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not total due to rounding.

	Quarter Ended		Three Quarters Ended
	June 6, 2018	June 7, 2017	June 6, 2018	June 7, 2017
	(12 weeks)	(12 weeks)	(40 weeks)	(40 weeks)

Restaurant sales	90.5%	93.1%	91.3%	93.9%
Culinary contract services	7.7%	5.1%	6.9%	4.2%
Franchise revenue	1.7%	1.7%	1.7%	1.8%
Vending revenue	0.1%	0.1%	0.1%	0.1%
TOTAL SALES	100.0%	100.0%	100.0%	100.1%

COSTS AND EXPENSES:

(As a percentage of restaurant sales)
Cost of food	28.6%	27.8%	28.5%	28.1%
Payroll and related costs	37.8%	35.7%	37.4%	35.9%
Other operating expenses	19.3%	16.7%	19.0%	17.4%
Occupancy costs	5.9%	6.0%	6.1%	6.2%
Vending revenue	(0.2)%	(0.2)%	(0.2)%	(0.2)%
Store level profit	8.5%	14.0%	9.1%	12.7%

(As a percentage of total sales)
Marketing and advertising expenses	0.8%	0.9%	1.0%	1.6%
General and administrative expenses	9.1%	6.7%	9.4%	8.6%
Selling, general and administrative expenses	9.9%	7.6%	10.4%	10.2%
INCOME (LOSS) FROM OPERATIONS	(10.4)%	0.9%	(7.7)%	(4.8)%

Luby’s, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	June 6, 2018	August 30, 2017
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,509	$1,096
Trade accounts and other receivables, net	7,868	8,011
Food and supply inventories	4,830	4,453
Prepaid expenses	3,356	3,431
Total current assets	17,563	16,991
Property held for sale	20,703	3,372
Assets related to discontinued operations	1,813	2,755
Property and equipment, net	147,827	172,814
Intangible assets, net	18,508	19,640
Goodwill	555	1,068
Deferred income taxes	—	7,254
Other assets	1,982	2,563
Total assets	$208,951	$226,457
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$16,230	$15,937
Liabilities related to discontinued operations	9	367
Credit facility debt	44,028	—
Accrued expenses and other liabilities	28,092	28,076
Total current liabilities	88,359	44,380
Credit facility debt, less current portion	—	30,698
Liabilities related to discontinued operations	16	16
Other liabilities	6,537	7,311
Total liabilities	$94,912	$82,405
Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; shares issued were 29,975,193 and 29,624,083, respectively; shares outstanding were 29,475,193 and 29,124,083, respectively	9,592	9,480
Paid-in capital	33,429	31,850
Retained earnings	75,793	107,497
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)
Total shareholders’ equity	114,039	144,052
Total liabilities and shareholders’ equity	$208,951	$226,457

Luby’s, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Three Quarters Ended
	June 6, 2018	June 7, 2017
	(40 weeks)	(40 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(31,704)	$(19,161)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for asset impairments and net losses (gains) on property sales	6,599	7,338
Depreciation and amortization	13,402	15,977
Amortization of debt issuance cost	438	316
Share-based compensation expense	1,691	1,203
Deferred tax provision	8,026	2,922
Cash provided by (used in) operating activities before changes in operating assets and liabilities	(1,548)	8,595
Changes in operating assets and liabilities:
Increase in trade accounts and other receivables	(264)	(460)
Decrease in insurance receivables	407	—
Decrease (Increase) in food and supply inventories	(376)	68
Decrease (Increase) in prepaid expenses and other assets	575	(5)
Insurance proceeds	276	—
Decrease in accounts payable, accrued expenses and other liabilities	(3,948)	(4,522)
Net cash provided by (used in) operating activities	(4,878)	3,676
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of assets and property held for sale	3,363	3,640
Insurance proceeds	756	—
Purchases of property and equipment	(11,730)	(10,114)
Net cash used in investing activities	(7,611)	(6,474)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolver borrowings	83,200	94,400
Revolver repayments	(68,600)	(122,900)
Proceeds from term loan	—	35,000
Term loan repayments	(1,415)	(3,063)
Debt issuance costs	(213)	(652)
Taxes paid for shares withheld	(70)	—
Net cash provided by financing activities	12,902	2,785
Net increase (decrease) in cash and cash equivalents	413	(13)
Cash and cash equivalents at beginning of period	1,096	1,339
Cash and cash equivalents at end of period	$1,509	$1,326
Cash paid for:
Income taxes	$—	$—
Interest	1,717	1,228

Store Level Profit

Although store level profit, defined as restaurant sales plus vending revenue, less cost of food, payroll and related costs, other operating expenses, and occupancy costs, is a non-GAAP measure, we believe its presentation is useful because it explicitly shows the results of our most significant reportable segment.   The following table reconciles between store level profit, a non-GAAP measure to loss from continuing operations, a GAAP measure:

($ thousands)	Quarter Ended		Three Quarters Ended
	June 6, 2018	June 7, 2017	June 6, 2018	June 7, 2017
	(12 weeks)	(12 weeks)	(40 weeks)	(40 weeks)

Store level profit	$6,642	$11,567	$23,469	$34,392

Plus:
Sales from culinary contract services	6,639	4,515	19,413	12,117
Sales from franchise operations	1,444	1,477	4,732	5,167

Less:
Opening costs	85	134	490	431
Cost of culinary contract services	6,104	4,194	18,113	10,966
Cost of franchise operations	341	361	1,198	1,378
Depreciation and amortization	4,050	4,639	13,402	15,977
Selling, general and administrative expenses	8,507	6,764	29,219	29,531
Provision for asset impairments and restaurant closings	4,464	869	6,716	7,120
Net loss (gain) on disposition of property and equipment	154	(195)	172	219
Interest income	(1)	(3)	(12)	(5)
Interest expense	1,042	569	2,235	1,898
Other income (expense), net	(9)	173	(317)	312
Provision for income taxes	4,121	431	7,494	2,576
Loss from continuing operations	$(14,133)	$(377)	$(31,096)	$(18,727)

The Company has also provided a non-GAAP measurement which presents income (loss) from continuing operations, before special items. The non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.
Rather, the Company believes that the presentation of income (loss) from continuing operations, before special items, provides additional information to investors to facilitate the comparison of past and present operations, excluding items that the Company does not believe are indicative of our ongoing operations due to their size and/or nature.

Reconciliation of loss from continuing operations to loss from continuing operations, before special items (1,2):

	Q3 FY2018		Q3 FY2017
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Loss from continuing operations	$(14,133)	$(0.47)	$(377)	$(0.01)
Provision for asset impairments	3,527	0.12	574	0.02
Net loss (gain) on disposition of property and equipment	122	0.00	(129)	(0.00)
Deferred tax valuation allowance	6,579	0.22	626	0.02
Fair value adjustment to performance awards liability	(101)	(0.00)	(772)	(0.03)
Loss from continuing operations, before special items	$(4,006)	$(0.13)	$(78)	$(0.00)

(1)
We use income (loss) from continuing operations, before special items, in analyzing results, which is a non-GAAP financial measure. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. Luby’s has reconciled loss from continuing operations, before special items, to loss from continuing operations, the nearest GAAP measure in context.

(2)	Per share amounts are per diluted share after tax (adjustments assume an effective 21% tax rate in third quarter fiscal 2018 and an effective 34% tax rate in third quarter fiscal 2017 )

Adjusted EBITDA
Adjusted EBITDA is defined as income (loss) from continuing operations before interest, provision (benefit) for income taxes, and depreciation and amortization, and excluding net loss (gain) on disposing of property and equipment, provision for asset impairments and restaurant closings, non-cash compensation expense, franchise taxes, and decrease / (increase) in fair value of derivatives.
Adjusted EBITDA is intended as a supplemental measure of our performance that is not required by, or presented in accordance with GAAP. We believe Adjusted EBITDA provides useful information to management and investors in valuing the Company and evaluating ongoing operating results and trends and in comparing our results to other competitors. Our management uses Adjusted EBITDA in evaluating management's performance when determining incentive compensation.
Adjusted EBITDA, as defined, may not be comparable to other similarly titled measures as computed by other companies. These measures should be considered supplemental and not a substitute or superior to other GAAP performance measures.

($ thousands)	Quarter Ended		Three Quarters Ended
	June 6, 2018	June 7, 2017	June 6, 2018	June 7, 2017
	(12 weeks)	(12 weeks)	(40 weeks)	(40 weeks)

Loss from continuing operations	$(14,133)	$(377)	$(31,096)	$(18,727)
Depreciation and amortization	4,050	4,639	13,402	15,977
Provision for income taxes	4,121	431	7,494	2,576
Interest expense	1,042	569	2,235	1,898
Interest income	(1)	(3)	(12)	(5)
Net loss (gain) on disposition of property and equipment	154	(195)	172	219
Provision for asset impairments and restaurant closings	4,464	869	6,716	7,120
Non-cash compensation expense	311	(584)	1,160	874
Franchise taxes	71	49	172	146
Decrease / (Increase) in Fair Value of Derivative	(73)	176	(701)	221
Adjusted EBITDA	$6	$5,574	$(458)	$10,299